UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 6, 2016

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

38 Sidney Street, Suite 200 Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President, Chief Legal Officer and Secretary

Effective September 6, 2016, Blueprint Medicines Corporation (the “Company”) appointed Tracey McCain as Executive Vice President, Chief Legal Officer and Secretary of the Company and entered into an employment agreement with Ms. McCain that provides for “at will” employment.

Prior to joining the Company, Ms. McCain, age 48, served as Senior Vice President and Head of Legal of Sanofi Genzyme, a global business unit of Sanofi, from January 2016 to September 2, 2016. Ms. McCain held roles of increasing responsibility after joining Genzyme Corporation (“Genzyme”) in May 1997, including becoming its General Counsel after Genzyme was acquired by Sanofi in 2011.  In her capacity as Senior Vice President and General Counsel of Genzyme from May 2011 to December 2015, she oversaw all aspects of its legal department in the United States and Europe, including general corporate, commercial and intellectual property matters.  Prior to joining Genzyme, Ms. McCain was an associate at the law firm Palmer & Dodge LLP where her practice focused on general corporate and securities law matters.  Ms. McCain holds a B.A. from the University of Pennsylvania with a major in political science and a J.D. from Columbia University School of Law.

Pursuant to the terms of her employment agreement, Ms. McCain is entitled to an annual base salary of $405,000 and will receive an initial sign-on bonus of $100,000 upon the commencement of her employment with the Company. Ms. McCain is also eligible for an annual performance bonus targeted at 35% of her base salary (commencing with a pro-rated bonus for 2016). Pursuant to the terms of her employment agreement, Ms. McCain will also be granted a stock option, effective October 3, 2016, to purchase 100,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of grant. The stock option will have a ten-year term and will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of Ms. McCain’s employment with the Company and as to an additional 1/48th of the shares underlying the stock option monthly thereafter. Ms. McCain is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans. Pursuant to the terms of her employment agreement, if Ms. McCain’s employment is terminated by us without cause (as defined in her employment agreement) or by Ms. McCain for good reason (as defined in her employment agreement), and subject to Ms. McCain’s execution of a release of potential claims against us, Ms. McCain will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary and (ii) a monthly cash payment for 12 months for medical and dental benefits or Ms. McCain’s COBRA health continuation period, whichever ends earlier. However, in the event that Ms. McCain’s employment is terminated by us without cause, or Ms. McCain terminates her employment with us for good reason, in either case within 12 months following the occurrence of a sale event (as defined in her employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Ms. McCain’s execution of a release of potential claims against us, Ms. McCain will be entitled to receive: (i) a lump sum in cash in an amount equal to the sum of 12 months of Ms. McCain’s base salary then in effect plus Ms. McCain’s target annual incentive compensation for the year in which the termination occurs, (ii) a monthly cash payment for 12 months for medical and dental benefits or Ms. McCain’s COBRA health continuation period, whichever ends earlier, and (iii) full and immediate vesting and exercisability of all time-based stock options and other time-based stock-based awards held by Ms. McCain.

In connection with Ms. McCain’s appointment as Executive Vice President, Chief Legal Officer and Secretary, Ms. McCain will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-202938) filed with the Securities and Exchange Commission on March 23, 2015. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Ms. McCain for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of our officers. Ms. McCain has also previously entered into a Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Ms. McCain’s employment and for 12 months thereafter.

Ms. McCain has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. McCain and any other person pursuant to which she was appointed as an officer of the Company.

A copy of the Company’s press release announcing Ms. McCain’s appointment as Executive Vice President, Chief Legal Officer and Secretary is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on September 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: September 6, 2016	By:	/s/ Jeffrey W. Albers
Jeffrey W. Albers
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on September 6, 2016